Exhibit 10.20
Virtusa Corporation Non-Employee Director Compensation Policy
The purpose of this Non-Employee Director Compensation Policy of Virtusa Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries.
In furtherance of this purpose, annual compensation for non-employee directors is established at an aggregate of $80,000 of which, $48,000 is awarded by equity awards and $32,000 awarded in cash, payable quarterly, as set forth below.
All non-employee directors shall be paid cash compensation (payable quarterly) for services provided to the Company as set forth below:

Annual
Board	Retainer

Non Employee Directors	$32,000

Annual
Board Committees	Retainer

Audit Committee Chairperson	$18,000
Compensation Committee Chairperson	$11,000
Nominating and Corporate Governance Committee Chairperson	$7,000
The non-employee directors shall also be eligible to participate in the Company’s stock option and incentive plans. Each newly-elected non-employee director (i.e. each director joining the Board of Directors for the first time) shall be granted a non-qualified stock option to purchase up to 6,389 shares of common stock under the Company’s stock option and incentive plan on the date of the first meeting of the Board of Directors immediately following the Company’s annual meeting of stockholders after they are elected to the Board of Directors (the “Election Option Grant”). Election Option Grants shall have a four-year vesting period, with twenty-five percent (25%) vesting on the one-year anniversary of the date of grant and the remaining shares vesting in equal installments each three-month period thereafter.
In addition to the Election Option Grants, each non-employee director (including any newly-elected director who has received an Election Option Grant) shall be granted an option with an economic value of $48,000 on the date of the first meeting of the Board of Directors immediately following the Company’s annual meeting of stockholders after they are elected to the Board of Directors, based on a Black-Scholes valuation on the date of grant (the “Annual Option Grant”). Annual Option Grants shall have a four-year vesting period, with twenty-five percent (25%) vesting on the one-year anniversary of the date of grant and the remaining shares vesting in equal installments each three-month period thereafter.
In addition, all options granted to non-employee members of the Board hereunder shall accelerate vesting by 12 months upon a change of control of the Company under the terms of the stock option agreement with the non-employee Director and the Company’s stock option and incentive plan.
All of the foregoing options will be granted at the fair market value on the date of grant.
The foregoing compensation is in addition to reimbursement of reasonable out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.